UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No. 2)*

Eagle Bulk Shipping Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

Y2187A119

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Value Opportunities Fund Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0% (1)

12	Type of Reporting Person PN

(1) Based upon an aggregate of 15,771,496 shares of common stock outstanding as of November 9, 2012, as reported by the Issuer on Form 10-Q filed on November 11, 2012 and warrants to acquire 32,797.75 shares of common stock that were purchased by certain Oaktree Funds and are exercisable on the date of this Amendment.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Value Opportunities Fund, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,565.23

	6	Shared Voting Power

	7	Sole Dispositive Power 4,565.23

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,565.23

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.03% (1)

12	Type of Reporting Person PN

(1) Based upon an aggregate of 15,771,496 shares of common stock outstanding as of November 9, 2012, as reported by the Issuer on Form 10-Q filed on November 11, 2012 and warrants to acquire 32,797.75 shares of common stock that were purchased by the Oaktree Funds (as defined herein) and are exercisable on the date of this Amendment.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Value Opportunities Fund GP, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,565.23*

	6	Shared Voting Power

	7	Sole Dispositive Power 4,565.23*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,565.23*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.03%

12	Type of Reporting Person PN

* Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P. and Oaktree Value Opportunities Fund, L.P.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Value Opportunities Fund GP Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,565.23*

	6	Shared Voting Power

	7	Sole Dispositive Power 4,565.23*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,565.23*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.03%

12	Type of Reporting Person OO

* Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Huntington Investment Fund, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 846.98

	6	Shared Voting Power

	7	Sole Dispositive Power 846.98

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 846.98

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.01% (1)

12	Type of Reporting Person PN

(1) Based upon an aggregate of 15,771,496 shares of common stock outstanding as of November 9, 2012, as reported by the Issuer on Form 10-Q filed on November 11, 2012 and warrants to acquire 32,797.75 shares of common stock that were purchased by certain Oaktree Funds and are exercisable on the date of this Amendment.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Huntington Investment Fund GP, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 846.98

	6	Shared Voting Power

	7	Sole Dispositive Power 846.98

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 846.98

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.01%

12	Type of Reporting Person PN

* Solely in its capacity as the general partner of Oaktree Huntington Investment Fund, L.P.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Huntington Investment Fund GP Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 846.98

	6	Shared Voting Power

	7	Sole Dispositive Power 846.98

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 846.98

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.01%

12	Type of Reporting Person OO

* Solely in its capacity as the general partner of Oaktree Huntington Investment Fund GP, L.P.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Opportunities Fund VIIIb Delaware, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 27,385.54

	6	Shared Voting Power

	7	Sole Dispositive Power 27,385.54

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,385.54

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.17% (1)

12	Type of Reporting Person PN

(1) Based upon an aggregate of 15,771,496 shares of common stock outstanding as of November 9, 2012, as reported by the Issuer on Form 10-Q filed on November 11, 2012 and warrants to acquire 32,797.75 shares of common stock that were purchased by certain Oaktree Funds and are exercisable on the date of this Amendment.

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Fund GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 27,385.54

	6	Shared Voting Power

	7	Sole Dispositive Power 27,385.54

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,385.54

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.17%

12	Type of Reporting Person OO

* Solely in its capacity as the general partner of Oaktree Opportunities Fund VIIIb Delaware, L.P.

SCHEDULE 13G

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Fund GP I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,797.75*

	6	Shared Voting Power

	7	Sole Dispositive Power 32,797.75*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,797.75*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.21%

12	Type of Reporting Person PN

* Solely in its capacity as the sole shareholder of Oaktree Value Opportunities Fund GP Ltd. and Oaktree Huntington Investment Fund GP Ltd. and the managing member of Oaktree Fund GP, LLC.

SCHEDULE 13G

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Capital I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,797.75*

	6	Shared Voting Power

	7	Sole Dispositive Power 32,797.75*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,797.75*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.21%

12	Type of Reporting Person PN

* Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

SCHEDULE 13G

CUSIP No. Y2187A119

1	Name of Reporting Person OCM Holdings I, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,797.75*

	6	Shared Voting Power

	7	Sole Dispositive Power 32,797.75*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,797.75*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.21%

12	Type of Reporting Person OO

* Solely in its capacity as the general partner of Oaktree Capital I, L.P.

SCHEDULE 13G

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,797.75*

	6	Shared Voting Power

	7	Sole Dispositive Power 32,797.75*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,797.75*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.21%

12	Type of Reporting Person OO

* Solely in its capacity as the managing member of Oaktree Holdings I, LLC

SCHEDULE 13G

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Capital Group, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,797.75*

	6	Shared Voting Power

	7	Sole Dispositive Power 32,797.75*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,797.75*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.21%

12	Type of Reporting Person OO

* Solely in its capacity as the managing member of Oaktree Holdings, LLC

SCHEDULE 13G

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Capital Group Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,797.75*

	6	Shared Voting Power

	7	Sole Dispositive Power 32,797.75*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,797.75*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.21%

12	Type of Reporting Person PN

* Solely in its capacity as the holder of the majority of voting units of Oaktree Capital Group, LLC

SCHEDULE 13G

CUSIP No. Y2187A119

1	Name of Reporting Person Oaktree Capital Group Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,797.75*

	6	Shared Voting Power

	7	Sole Dispositive Power 32,797.75*

	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,797.75*

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.21%

12	Type of Reporting Person OO

* Solely in its capacity as the general partner of Oaktree Capital Group Holdings, L.P.

This Amendment No. 2 (this “Amendment No. 2”) amends and supplements the statement on Schedule 13G filed on July 22, 2011, filed jointly by (1) Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”); (2) Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), acting in its capacity as the general partner of VOF Holdings; (3) Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), acting in its capacity as the general partner of VOF GP; (4) Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), acting in its capacity as the sole and controlling shareholder of VOF GP Ltd.; (5) Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), acting in its capacity as the sole general partner of GP I; (6) OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), acting in its capacity as the sole general partner of Capital I; (7) Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), acting in its capacity as the managing member of Holdings I; (8) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), acting in its capacity as the managing member of Holdings; (9) Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), acting in its capacity as holder of the majority of voting units of OCG; and (10) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP” and together with VOF Holdings, VOF GP, VOF GP Ltd., GP I, Capital I, Holdings I, Holdings, OCG and OCGH, the “Initial Reporting Persons”), acting in its capacity as the sole general partner of OCGH, as amended by Amendment No. 1 filed on October 1, 2012 by the Initial Reporting Person.  This Amendment No. 2 is being filed jointly by (1) VOF Holdings, (2) Oaktree Value Opportunities Fund, L.P., a Cayman Islands limited partnership (“VOF”), (3) VOF GP, acting in its capacity as the general partner of VOF Holdings and VOF; (4) VOF GP Ltd., acting in its capacity as the general partner of VOF GP; (5) Oaktree Huntington Investment Fund, L.P., a Cayman Islands limited partnership (“Huntington”); (6) Oaktree Huntington Investment Fund GP, L.P., a Cayman Islands limited partnership (“Huntington GP”), acting in its capacity as the general partner of Huntington; (7) Oaktree Huntington Investment Fund GP Ltd., a Cayman Islands exempted company (“Huntington GP Ltd.”), acting in its capacity as the general partner of Huntington GP; (8) Oaktree Opportunities Fund VIIIb Delaware, L.P., a Delaware limited partnership (“Opps VIIIb Delaware”); (9) Oaktree Fund GP, LLC, a Delaware limited liability company (“GP LLC”), acting in its capacity as the general partner of Opps VIIIb Delaware, (10) GP I, acting in its capacity as the sole and controlling shareholder of VOF GP Ltd. and Huntington GP Ltd. and managing member of GP LLC; (11) Capital I, acting in its capacity as the sole general partner of GP I; (12) Holdings I, acting in its capacity as the sole general partner of Capital I; (13) Holdings, acting in its capacity as the managing member of Holdings I; (14) OCG, acting in its capacity as the managing member of Holdings; (15) OCGH, acting in its capacity as holder of the majority of voting units of OCG; and (16) OCGH, acting in its capacity as the sole general partner of OCGH (collectively, the “Reporting Persons”).

Capitalized terms used in this Amendment No. 2 and not otherwise defined herein have the respective meanings given in the Schedule 13G.

ITEM 2.

Item 2(a) – (c) is hereby amended and restated as follows:

(a)-(c)                                                   Name of Persons Filing; Address of Principal Business Office; and Citizenship:

This Amendment No. 2 is being jointly filed by each of the following persons (collectively, the “Reporting Persons”) pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)  Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”);

(2)  Oaktree Value Opportunities Fund, L.P., a Cayman Islands limited partnership (“VOF”)

(3)  Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), acting in its capacity as the general partner of VOF Holdings and VOF;

(4)  Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), acting in its capacity as the general partner of VOF GP;

(5)  Oaktree Huntington Investment Fund, L.P., a Cayman Islands limited partnership (“Huntington”);

(6)  Oaktree Huntington Investment Fund GP, L.P., a Cayman Islands limited partnership (“Huntington GP”), acting in its capacity as the general partner of Huntington;

(7)  Oaktree Huntington Investment Fund GP Ltd., a Cayman Islands exempted company (“Huntington GP Ltd.”), acting in its capacity as the general partner of Huntington GP;

(8)  Oaktree Opportunities Fund VIIIb Delaware, L.P., a Delaware limited partnership (“Opps VIIIb Delaware”);

(9)  Oaktree Fund GP, LLC, a Delaware limited liability company (“GP LLC”), acting in its capacity as the general partner of Opps VIIIb Delaware;

(10)  Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), acting in its capacity as the sole and controlling shareholder of VOF GP Ltd. and Huntington GP Ltd. and managing member of GP LLC;

(11)  Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), acting in its capacity as the sole general partner of GP I;

(12)  OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), acting in its capacity as the sole general partner of Capital I;

(13)  Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), acting in its capacity as the managing member of Holdings I;

(14)  Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), acting in its capacity as the managing member of Holdings;

(15)  Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), acting in its capacity as holder of the majority of voting units of OCG; and

(16)  Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), acting in its capacity as the sole general partner of OCGH.

The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

ITEM 4.    Ownership.

Item 4 is hereby amended and restated as follows:

(a)-(c)                           Amount Beneficially Owned; Percent of Class; Sole or Shared Power to Vote or Direct the Vote:

The information contained on the cover pages of this Amendment No. 2 is incorporated herein by reference.

VOF Holdings does not hold any shares of the Issuer’s Common Stock.

VOF directly holds warrants to purchase 13,695.70 shares of the Issuer’s Common Stock of which warrants to purchase 4,565.23 shares, which constitutes 0.03% of the total issued and outstanding shares of the Issuer’s Common Stock, are current exercisable or exercisable within 60 days.  VOF has the sole power to vote and dispose of such securities.  VOF GP, in its capacity as the general partner of VOF Holdings and VOF, has the ability to direct the management of the business of VOF Holdings and VOF, including the power to vote and dispose of securities held by VOF; therefore, VOF GP may be deemed to beneficially own the warrants held by VOF.   VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the warrants held by VOF.

Huntington directly holds warrants to purchase 2,540.93 shares of the Issuer’s Common Stock of which warrants to purchase 846.98 shares, which constitutes 0.01% of the total issued and outstanding shares of the Issuer’s Common Stock, are current exercisable or exercisable within 60 days.  Huntington has the sole power to vote and dispose of such securities.  Huntington GP, in its capacity as the general partner of Huntington, has the ability to direct the management of the business of Huntington, including the power to vote and dispose of securities held by Huntington; therefore, Huntington GP may be deemed to beneficially own the warrants held by Huntington.   Huntington GP Ltd., in its capacity as the general partner of Huntington GP, has the ability to direct the management of Huntington GP’s business, including the power to direct the decisions of Huntington GP regarding the vote and disposition of securities held by Huntington; therefore, Huntington GP Ltd. may be deemed to have indirect beneficial ownership of the warrants held by Huntington.

Opps VIIIb Delaware directly holds warrants to purchase 82,156.62 shares of the Issuer’s Common Stock of which warrants to purchase 27,385.54 shares, which constitutes 0.17% of the total issued and outstanding shares of the Issuer’s Common Stock, are current exercisable or exercisable within 60 days.  Opps VIIIb Delaware has the sole power to vote and dispose of such securities.  GP LLC, in its capacity as the general partner of Opps VIIIb Delaware, has the ability to direct the management of the business of Opps VIIIb Delaware, including the power to vote and dispose of securities held by Opps VIIIb Delaware; therefore, GP LLC may be deemed to beneficially own the warrants held by Opps VIIIb Delaware.

GP I, in its capacity as the sole shareholder of VOF GP Ltd. and Huntington GP Ltd., has the ability to appoint and remove the directors of VOF GP Ltd. and Huntington GP Ltd., respectively.  As such, GP I controls the decisions of VOF GP Ltd. and Huntington GP Ltd. regarding the vote and disposition of the securities held by each of VOF and Huntington, respectively.  GP I, in its capacity as the managing member of GP LLC, controls the decisions of GP LLC regarding the vote and disposition of the securities held by Opps VIIIb Delaware.  Therefore, GP I may be deemed to have indirect beneficial ownership of warrants to purchase 32,797.75 shares of the Issuer’s Common Stock held by

VOF, Huntington and Opps VIIIb Delaware (collectively, the “Oaktree Funds”) in the aggregate or 0.21% of the total issued and outstanding shares of the Issuer’s Common Stock.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of all securities held by the Oaktree Funds; therefore, Capital I may be deemed to have indirect beneficial ownership of the warrants to purchase the Issuer’s Common Stock held by the Oaktree Funds.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of all securities held by the Oaktree Funds; therefore, Holdings I may be deemed to have indirect beneficial ownership of the warrants to purchase the Issuer’s Common Stock held by the Oaktree Funds.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of all securities held by the Oaktree Funds; therefore, Holdings may be deemed to have indirect beneficial ownership of the warrants to purchase the Issuer’s Common Stock held by the Oaktree Funds.

OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of all securities held by the Oaktree Funds; therefore, OCG may be deemed to have indirect beneficial ownership of the warrants to purchase the Issuer’s Common Stock held by the Oaktree Funds.

OCGH, in its capacity as the majority holder of the voting units of OCG, has the ability to appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of all securities held by the Oaktree Funds; therefore, OCGH may be deemed to have indirect beneficial ownership of the warrants to purchase the Issuer’s Common Stock held by the Oaktree Funds.

OCGH GP, in its capacity as the general partner of OCGH, has the ability to direct the management of OCGH’s business, including the power to direct the decisions of OCGH regarding the vote and disposition of all securities held by the Oaktree Funds; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the warrants to purchase the Issuer’s Common Stock held by the Oaktree Funds.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All ownership percentages of the securities reported in this Statement are based upon 15,771,496 shares of Common Stock outstanding as of November 9, 2012, as reported by the Issuer in its most recent Quarterly Report on Form 10-Q on November 11, 2012 and warrants to acquire 32,797.75 shares of common stock that were purchased by the Oaktree Funds and are exercisable on the date of this Amendment.

ITEM 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

ITEM 10.      Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2013

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

	By:	Oaktree Value Opportunities Fund GP, L.P.
its General Partner

	By:	Oaktree Value Opportunities Fund GP Ltd.
its General Partner

	By:	Oaktree Capital Management, L.P.
its Director

	By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

	By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President, Legal

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
its General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
its General Partner

By:	Oaktree Capital Management, L.P.
its Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President, Legal

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
its General Partner

By:	Oaktree Capital Management, L.P.
its Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President, Legal

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
its Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President, Legal

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OAKTREE OPPORTUNITIES FUND VIIIB DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Authorized Signatory

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Authorized Signatory

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Authorized Signatory

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	OCM Holdings I, LLC,
its General Partner

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OAKTREE HOLDINGS, LLC

By:	Oaktree Capital Group, LLC,
its Managing Member

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director and Assistant Secretary

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director and Assistant Secretary

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP, LLC,
its General Partner

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President